                                                                  EXHIBIT 10.14


                          TECHNOLOGY LICENSE AGREEMENT


     This TECHNOLOGY LICENSE AGREEMENT (the "Agreement") is made and entered into as of September 29, 1995, by and between Poly U/A Systems, Inc., a Delaware corporation ("PSI"), and International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), with reference to the following facts:

     A. Simultaneously with entering into this Agreement, IRIS and PSI have entered into the Development Agreement.

     B. IRIS is the owner or licensee of rights in certain technology relating to the Proposed Products.

     C. IRIS is willing to grant to PSI, and PSI desires to acquire from IRIS, an exclusive, worldwide license to such technology for the purpose of developing, manufacturing and marketing the Proposed Products.

     D. Pursuant to the Development Agreement, PSI has engaged IRIS to employ the technology licensed hereunder in conducting research and development for and on behalf of PSI.

     E. During the course of such research and development, IRIS may develop new technology. PSI is willing to grant to IRIS an exclusive, worldwide license to use such new technology for purposes other than developing, manufacturing or marketing the Proposed Products.

     NOW, THEREFORE, based upon the above premises and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, parties hereby agree as follows (capitalized terms not defined herein shall have the meanings set forth in Schedule A attached hereto):

     1.   CROSS LICENSES.

          1.1  GRANT OF LICENSE TO PSI.

               1.1.1 GRANT OF LICENSE TO THE IRIS TECHNOLOGY. Subject to the other provisions of this Section 1.1, IRIS hereby grants to PSI an exclusive (as against IRIS and all other Persons), worldwide, royalty-free right and license in perpetuity to use the IRIS Technology solely for purposes of developing, manufacturing and marketing the Proposed Products. IRIS shall retain the exclusive (as against PSI) right to use, and sublicense others to use, the IRIS Technology for all purposes other than developing, manufacturing or marketing the Proposed Products.

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               1.1.2     TRANSFERS OF THE IRIS TECHNOLOGY.  Until the Option
Expiration Date, PSI shall not have the right to sublicense, encumber, sell, assign or otherwise transfer any rights to the IRIS Technology to any Person other than IRIS or its Affiliates pursuant to the Development Agreement. On and after the Option Expiration Date, PSI shall have the right to sublicense, encumber or otherwise transfer any rights to the IRIS Technology licensed to it hereunder to any Person that agrees in writing to be bound by the terms and conditions of this Agreement and who PSI reasonably believes will adhere to those terms and conditions. PSI shall provide IRIS with notice of any sublicense, encumbrance or other transfer by PSI of any rights to the IRIS Technology licensed to it hereunder (along with a copy of the relevant instrument of transfer) at least thirty (30) days prior to the effective date of such sublicense, encumbrance or other transfer. Any attempted transfer of such rights in violation of this Section shall be null and void.

               1.1.3 THIRD-PARTY LICENSES. With respect to that portion of the IRIS Technology held at any time by IRIS pursuant to agreements with Persons other than PSI (for purposes of this Section 1.1.3, "Third-Party Licenses"), the license granted to PSI under Section 1.1.1 shall be limited to the rights which IRIS has a right to grant under such Third-Party Licenses and shall be subject to any obligations, including royalty obligations, assumed by IRIS under such Third-Party Licenses. PSI agrees to indemnify and hold IRIS harmless against any Loss caused by the failure of PSI to pay any royalties due under any Third-Party License as a result of the activities of PSI. During the term of the Development Agreement, IRIS will use commercially reasonable efforts to obtain the right to grant sublicenses to PSI under any new Third-Party Licenses on terms reasonably acceptable to PSI at the sole cost and expense of PSI. PSI shall not be obligated to accept any grant of rights or assume any obligations under any new Third-Party Licenses without its consent. IRIS shall notify PSI of any new Third-Party License and deliver a copy thereof to PSI within fifteen
(15) days of its effective date. PSI shall not take any action, or fail to take any action within its control, that would constitute or give rise to a breach or other violation by IRIS of any Third-Party License. PSI acknowledges and accepts the limitations and royalty obligation under the Technology License Contract between the Mayo Foundation for Medical Education and Research and IRIS effective August 1, 1992, as subsequently amended.

               1.1.4 TOA RESTRUCTURING AGREEMENTS. The license granted to PSI under Section 1.1.1 shall also be limited by, and subject to, any conflicting rights which IRIS may have granted to TOA under the TOA Restructuring Agreements.

          1.2  GRANT OF LICENSES TO IRIS.

               1.2.1 GRANT OF LICENSE TO THE PSI TECHNOLOGY. Subject to the other provisions of this Section 1.2, PSI hereby grants to IRIS an exclusive (as against PSI and all other Persons), worldwide, royalty-free right and license in perpetuity to use the PSI Technology for all purposes other than developing, manufacturing or marketing the Proposed Products. PSI shall retain the exclusive (as against IRIS) right to use the PSI Technology solely for purposes of developing, manufacturing and marketing the Proposed Products.

               1.2.2 TRANSFERS OF THE PSI TECHNOLOGY. IRIS shall have the right to sublicense, encumber or otherwise transfer any rights to the PSI Technology licensed to it hereunder to any Person that agrees in writing to be bound by the terms and conditions of this Agreement. IRIS shall provide PSI with notice of any sublicense, encumbrance or other transfer by IRIS of any rights to the PSI Technology licensed to it hereunder (along with a copy of the relevant instrument of transfer) at least thirty (30) days prior to the effective date of such sublicense, encumbrance or other transfer. Any attempted transfer of rights by IRIS to the PSI Technology in violation of this Section shall be null and void.

               1.2.3 THIRD-PARTY LICENSES. With respect to that portion of the PSI Technology held at any time by PSI pursuant to agreements with Persons other than IRIS (for purposes of this Section 1.2.3, "Third-Party Licenses"), the license granted to IRIS under Section 1.2.1 shall be limited to the rights which PSI has a right to grant under such Third-Party Licenses and shall be subject to any obligations, including royalty obligations, assumed by PSI under such Third-Party Licenses. IRIS agrees to indemnify and hold PSI harmless from and against any Loss caused by the failure of IRIS to pay any royalties due under any Third-Party Licenses as a result of the activities of IRIS. During the term of the Development Agreement, PSI will use commercially reasonable efforts to obtain the right to grant sublicenses to IRIS under any new Third-Party Licenses on terms reasonably acceptable to IRIS at the sole cost and expense of IRIS. IRIS shall not be obligated to accept any grant of rights or assume any obligations under any new Third-Party Licenses without its consent. PSI shall notify IRIS of any new Third-Party License and deliver a copy thereof to IRIS within fifteen (15) days of its effective date. IRIS shall not take any action, or fail to take any action within its control, that would constitute or give rise to a breach or other violation by PSI of any Third-Party License.

     2.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF IRIS. IRIS represents, warrants and covenants to PSI as follows:

               2.1.1 IRIS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               2.1.2 the execution, delivery and performance of this Agreement by IRIS have been duly authorized by all necessary corporate action;

               2.1.3 this Agreement has been duly executed and delivered by IRIS and is a legal, valid and binding obligation of IRIS, enforceable against IRIS in accordance with its terms;

               2.1.4 the execution, delivery and performance of this Agreement by IRIS do not conflict with or contravene any provision of the charter documents or by-laws of IRIS or, in any material respect, any agreement, document, instrument, indenture or other obligation of IRIS;

               2.1.5 IRIS shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provision of, or materially derogate or restrict any of the rights and licenses granted to PSI under, this Agreement; and

               2.1.6 IRIS is not in default (nor has there transpired an event which with notice or lapse of time or both would become a default) under any agreement, document, instrument, indenture or other obligation of IRIS pertaining to the IRIS Technology.

          2.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PSI. PSI represents, warrants and covenants to IRIS as follows:

               2.2.1 PSI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               2.2.2 the execution, delivery and performance of this Agreement by PSI have been duly authorized by all necessary corporate action;

               2.2.3 this Agreement has been duly executed and delivered by PSI and is a legal, valid and binding obligation of PSI, enforceable against PSI in accordance with its terms;

               2.2.4 the execution, delivery and performance of this Agreement by PSI do not conflict with or contravene any provision of the charter documents or by-laws of PSI or, in any material respect, any agreement, document, instrument, indenture or other obligation of PSI; and

               2.2.5 PSI shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provisions of, or materially derogate or restrict any of the rights and licenses granted to IRIS under, this Agreement.

     3.   DISCLOSURE OF INFORMATION AND TECHNICAL ASSISTANCE.

          3.1 DISCLOSURE OF INFORMATION. IRIS and PSI shall disclose to each other, as reasonably requested, all of the technology licensed hereunder, including documents, drawings, specifications, processes, formulas, protocols, devices, software, equipment and other tangible manifestations thereof, reasonably necessary to enable the other party to make use thereof. Nothing contained herein shall be construed to require either party to deliver any information received from any non-Affiliate third-party under a confidentiality agreement, except on such terms and conditions as are permitted under such confidentiality agreement.

          3.2 TECHNICAL ASSISTANCE. IRIS and PSI shall make available to each other, at standard rates and terms then in effect, reasonable services of technical personnel (consistent with their other obligations) to instruct and assist the other in utilizing the technology licensed hereunder.

     4.   CONFIDENTIALITY.

          4.1 CONFIDENTIALITY OBLIGATIONS. The parties hereby acknowledge and agree that the IRIS Technology and the PSI Technology contain valuable confidential information and trade secrets developed or acquired, or which will be developed or acquired, through the expenditure of significant amounts of time and money. Accordingly, except as expressly permitted by Section 4.2 or the Development Agreement, IRIS and PSI shall maintain the confidential nature of, and not disclose to any third party, any Confidential Information.

          4.2 PERMITTED DISCLOSURES. The obligations of confidentiality contained in this Agreement shall not apply to the disclosure of any Confidential Information if, and to the extent:

               4.2.1 reasonably necessary to market products, including, without limitation, by making disclosures to prospective customers as will adequately explain the nature and operation of the product;

               4.2.2 reasonably necessary to effect sublicenses permitted under this Agreement;

               4.2.3 independently developed by the receiving party outside the scope of the Development Agreement;

               4.2.4 reasonably necessary to carry out its obligations under the Development Agreement;

               4.2.5 reasonably necessary to secure governmental or regulatory approvals or clearances; and

               4.2.6 the disclosure is required by a judicial order or decree of governmental law or regulation, provided that the receiving party promptly notifies the disclosing party of such requirement and reasonable opportunity is allowed for the disclosing party to obtain a protective order or otherwise proceed under applicable law to protect its interests.

          4.3 EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS. Prior to allowing an employee access to any Confidential Information, the employing party shall obtain from the employee an executed agreement regarding confidentiality and assignment of inventions in a form reasonably satisfactory to the other party.

          4.4 INJUNCTIONS; PROOF WAIVED. The parties agree that, due to the unique and proprietary nature of the Confidential Information, the remedies at law for a breach by either party of its obligations under this Section 4 will be inadequate and that, in the event of such breach, the other party shall be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available at law. PSI acknowledges the secret nature and quality of the IRIS Technology as legally protectable proprietary information and intellectual property and agrees to waive proof of such fact in any litigation or arbitration between the parties.

     5.   DISCLAIMER OF WARRANTY; LIMITATIONS OF LIABILITY.

          5.1 DISCLAIMER OF WARRANTY. Except as provided in Section 2, the parties hereto disclaim any and all representations and warranties, express or implied, concerning the IRIS Technology or the PSI Technology, including without limitation (i) whether such technology, to the extent not already developed, will be developed, (ii) the performance, utility, reliability, suitability for any particular purpose or accuracy of such technology, (iii) whether the use of the technology licensed hereunder will infringe any patent or other proprietary rights of any third party, and (iv) whether any of the technology is or will be entitled to protection under patent, copyright or other proprietary laws.

          5.2 LIMITATIONS ON LIABILITY. Neither party to this Agreement shall be entitled to recover from the other any incidental, consequential, special or punitive damages for any breach of this Agreement.

     6.   PATENTS.

          6.1 PATENT APPLICATIONS. IRIS may prepare, prosecute and/or maintain patents with respect to any of the IRIS or PSI Technology. All patents relating to the PSI Technology shall be assigned to PSI, subject to the rights of IRIS under Section 1.2 of this Agreement, in exchange for payment of any costs thereof. In the event that IRIS considers but elects not to prepare, prosecute or maintain specific patents with respect to the IRIS or PSI Technology, IRIS shall promptly notify PSI of such decision, and PSI shall have the right to prepare, prosecute and/or maintain any such patent at its sole expense. Each party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other party and necessary for the perfection, maintenance, enforcement or defense of that party's rights as set forth in this Section 6.1.

          6.2 ENFORCEMENT OF PATENT RIGHTS. If IRIS or PSI has actual notice of infringement by any Person of any patent or patent application relating to the IRIS Technology or the PSI Technology, the respective officers of IRIS and PSI shall confer to determine in good faith an appropriate course of action to enforce such patent rights or otherwise abate the infringement thereof. If IRIS determines that enforcement of the patent rights is appropriate, IRIS shall have the right, but not the obligation, at its own expense, to take appropriate action to enforce such patent rights; PROVIDED, HOWEVER, that, if IRIS elects to enforce such patent rights, PSI shall have the right to participate by agreeing to bear a percentage of the costs of such enforcement in such amount as the parties shall reasonably determine. All amounts recovered in any action to enforce patent rights undertaken by IRIS and PSI, whether by judgment or settlement, shall be retained by IRIS and PSI pro rata according to the respective percentages of expenses borne by them in enforcing such patent rights. If, within six (6) months after notice of infringement of the IRIS Technology or the PSI Technology, IRIS has not commenced action to enforce such patent rights or thereafter ceases to diligently pursue such action, PSI shall have the right, at its expense, to take appropriate action to enforce such patent rights as its sole remedy hereunder. All amounts received in any action to enforce patent rights undertaken solely by PSI at its expense, whether by judgment or settlement, shall be retained by PSI. IRIS and PSI shall fully cooperate with each other in the planning and execution of any action to enforce patent rights relating to the IRIS Technology or the PSI Technology. Neither IRIS nor PSI shall enter into any settlement that includes the grant of a license under, agreement not to enforce, or any statement prejudicial to the validity or enforceability of any patent rights relating to the IRIS Technology or the PSI Technology without the consent of the other, which consent shall not be unreasonably withheld.

     7.   INDEMNIFICATION.

          7.1 INDEMNIFICATION OF PSI. Subject to Section 5.2, IRIS shall indemnify and hold PSI harmless from and against any Loss including, without limitation, any Loss based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising out of (a) any use of the IRIS Technology or the PSI Technology by IRIS or any Affiliate, agent or sublicensee of IRIS (other than PSI) for purposes other than Research and Development or (b) any breach of this Agreement by IRIS.

          7.2 INDEMNIFICATION OF IRIS. Subject to Section 5.2, PSI shall indemnify and hold IRIS harmless from and against any Loss including, without limitation, any Loss based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising out of (a) any use of the IRIS Technology or the PSI Technology by PSI or any Affiliate, agent or sublicensee of PSI (other than IRIS for purposes other than Research and Development) or (b) any breach of this Agreement by PSI.

          7.3 INDEMNIFICATION PROCEDURES. Upon the Indemnified Party becoming aware of a fact, condition or event for which a claim for Losses in respect thereof is to be made against the Indemnifying Party under Sections 7.1 or 7.2, the Indemnified Party will with reasonable promptness notify the Indemnifying Party in writing of such fact, condition or event. The Indemnifying Party may undertake full responsibility for the defense or prosecution in connection with any claim brought by any third party and may contest or settle it on such terms as the Indemnifying Party may choose; PROVIDED THAT the Indemnifying Party will not have the right, without the Indemnified Party's written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal actions, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of the Indemnified Party, or (iii) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party. Such defense or prosecution will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation.

          7.4 COOPERATION. The Indemnified Party and the Indemnifying Party shall cooperate in determining the validity of any third-party claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses under this Agreement.

     8.   MISCELLANEOUS.

          8.1 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

          8.2 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

          8.3 FORCE MAJEURE. Neither party shall be responsible for delays or failure to perform under this Agreement due to causes beyond the reasonable control and without fault or negligence of such party.

          8.4 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telegram, telex, facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be as follows:

               (i)  If to IRIS:

                    International Remote Imaging Systems, Inc.
                    9162 Eton Avenue
                    Chatsworth, California 91311
                    (818) 700-9661 (facsimile)
                    Attention:  Fred H. Deindoerfer, President

               (ii) If to PSI:

                    PSI Systems, Inc.
                    9162 Eton Avenue
                    Chatsworth, California 91311
                    (818) 700-9661 (facsimile)
                    Attention:  Fred H. Deindoerfer, President

     Any notice sent by certified mail (or by first class mail if certified mail is not available) shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

          8.5 ADDITIONAL DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

          8.6 SUCCESSORS AND ASSIGNS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

          8.7 ASSIGNMENTS. IRIS may assign its rights and obligations after prior written notice thereof to PSI to any Person that agrees in writing to be bound by the terms and conditions of this Agreement. On and after the Option Expiration Date, PSI may assign its rights and obligations after prior written notice thereof to IRIS to any Person that agrees in writing to be bound by the terms and conditions of this Agreement and who PSI reasonably believes will adhere to those terms and conditions. Except as provided above or otherwise expressly permitted under this Agreement, neither party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, including without limitation pursuant to a merger or consolidation, without the prior written consent of the other party, which may be withheld in the sole discretion of the other party. Any attempt to assign or delegate any portion of this Agreement in violation of this Section shall be null and void.

          8.8 GOVERNING LAW. This Agreement has been negotiated and entered into in the State of California, concerns only California businesses and all questions with respect to the Agreement and the rights and liabilities of the parties shall be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any litigation or arbitration between the parties shall be conducted in Los Angeles, California. Except as provided above or otherwise expressly permitted under this Agreement, neither party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, including without limitation pursuant to a merger or consolidation, without the prior written consent of the other party, which may be withheld in the sole discretion of the other party. Any attempt to assign or delegate any portion of this Agreement in violation of this Section shall be null and void.

          8.9 REMEDIES. The parties acknowledge that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement will be inadequate. Therefore, each party to this Agreement shall be entitled to seek specific performance as a remedy for any breach of this Agreement. Such remedy shall not be deemed to be the exclusive remedy of a party hereto for the breach of this Agreement by the other party hereto or its representatives, but shall be in addition to all other remedies available at law or in equity to the party suffering such breach.

          8.10 ARBITRATION AS EXCLUSIVE REMEDY. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a board of three arbitrators, one selected by each party, and the third by the two persons so selected, all in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The notice of intent to arbitrate shall name one arbitrator, and the party(ies) receiving the notice shall name the second arbitrator within 15 days or the moving party may select the second arbitrator from a list supplied by the AAA. In the event that these two arbitrators cannot agree upon a third arbitrator within 15 days, then the third arbitrator shall be selected from the list provided by the AAA with the parties striking names in order with the party striking first to be determined by the flip of a coin. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential; and (iii) agree that the arbitrators may not assess any remedy other than the awarding of actual damages suffered and/or an injunctive order (including temporary, preliminary and permanent relief) when appropriate. In any arbitration proceedings hereunder,
(a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

          8.11 ATTORNEYS' FEES. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court costs incurred by reason of such litigation.

          8.12 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

          8.13 NO THIRD-PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

          8.14 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision.

          8.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                              INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.


                              By
                                 ---------------------------------------------
                                   Fred H. Deindoerfer, Chairman of the Board,
                                   President and Chief Executive Officer


                              POLY U/A SYSTEMS, INC.


                              By
                                 ---------------------------------------------
                                   Fred H. Deindoerfer, President

                                   SCHEDULE A

                                    GLOSSARY


     "ADMINISTRATION AND SERVICES AGREEMENT" shall mean the Administration and Services Agreement dated as of September 29, 1995 between IRIS and PSI, as amended, modified or supplemented from time to time.

     "AFFILIATE" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

     "ANNUAL WORKPLAN AND BUDGET" shall mean the reasonably detailed workplans and budgets for Research and Development to be provided by IRIS to PSI for each annual period in accordance with Sections 1.1.1 and 1.1.4 of the Development Agreement.

     "AVAILABLE FUNDS" shall have the meaning set forth in Section 2.1 of the Development Agreement.

     "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, as amended, modified or supplemented from time to time.

     "CONFIDENTIAL INFORMATION" shall mean all information disclosed by IRIS to PSI or by PSI to IRIS pursuant to the Technology License Agreement or the Development Agreement, except information that (i) was known to the receiving party prior to its receipt from the disclosing party (except that information first developed pursuant to the Development Agreement shall not be considered known by IRIS), (ii) is or becomes part of the public domain through no fault of the receiving party or (iii) is disclosed to the receiving party on an unrestricted basis by a third party that is legally free to disclose such information.

     "DEVELOPMENT AGREEMENT" shall mean the Research and Development Agreement dated as of September 29, 1995 between PSI and IRIS, as amended, modified or supplemented from time to time.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market medical laboratory instruments in the United States.

     "IMPROVEMENTS" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, patents), know-how, data and test results made, conceived, discovered or developed by IRIS exclusively in the course of conducting Research and Development.

     "INDEMNIFIED PARTY" shall mean, with respect to any alleged Loss, the party seeking indemnity under the terms of this Agreement.

     "INDEMNIFYING PARTY" shall mean, with respect to any alleged Loss, the party from whom indemnity is being sought under the terms of this Agreement.

     "IRIS" shall mean International Remote Imaging Systems, Inc., a Delaware corporation.

     "IRIS COMMON STOCK" shall mean the common stock, $0.01 par value per share, of IRIS or such security that IRIS stockholders receive in connection with any consolidation, merger, or sale of all or substantially all of the assets of IRIS or, if such securities were not received, the common stock (or equivalent thereto) of the Person surviving any consolidation of IRIS with or merger of IRIS with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of IRIS to any other Person (including any individual, partnership, joint venture, corporation, trust or group thereof).

     "IRIS TECHNOLOGY" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, existing and pending patents), know-how, data and test results (excluding the PSI Technology) which IRIS owns, or to which IRIS has the right to grant sublicenses, on or prior to the expiration of the Development Agreement.

     "LOSS" shall mean any loss, damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees, net of any tax adjustments, settlements or other effects which actually result from the Loss and its payment by the Indemnifying Party.

     "MAYO ADVANCED URINE CHEMISTRY SYSTEM" means a Stand Alone wet chemistry system for urine chemistry.

     "OFFERING" shall mean the offering of Units as described in the Offering Memorandum.

     "OFFERING MEMORANDUM" shall mean the Offering Memorandum relating to the Units dated June 29, 1995, as supplemented by the Supplemental Information to Offering Memorandum dated Septebmer 25, 1995.

     "OFFERING START DATE" shall mean the original date of the Offering Memorandum.

     "OPTION EXPIRATION DATE" shall mean 121 days after termination of the Development Agreement.

     "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "PROPOSED PRODUCTS" shall mean the Sonic Macrometer, the Mayo Advanced Urine Chemistry System, the Urine Sediment Analyzer, and the Specimen Accessioning Station.

     "PSI" shall mean Poly U/A Systems, Inc., a Delaware corporation.

     "PSI COMMON STOCK" shall mean the common stock, $.01 par value per share, of PSI.

     "PSI TECHNOLOGY" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, existing and pending patents), know-how, data and test results (excluding the IRIS Technology) which PSI owns, or to which PSI has the right to grant sublicenses, on or prior to the expiration of the Development Agreement, including the Improvements.

     "RESEARCH AND DEVELOPMENT" shall have the meaning set forth in Section 1.1 of the Development Agreement.

     "RESEARCH AND DEVELOPMENT COSTS" shall mean all direct and indirect costs, fees and out-of-pocket or other expenses incurred, paid or accrued by IRIS in connection with performing the Research and Development for PSI under the Development Agreement, determined in accordance with Section 2.3 thereof, but excluding in all events any such costs, fees or expenses paid by PSI to IRIS under the Administration and Services Agreement.

     "SONIC MACROMETER" means a Stand Alone instrument designed to automatically measure all of urine specific gravity, pH and urine color and clarity in a single instrument.

     "SPECIMEN ACCESSIONING STATION" means a Stand Alone system consisting of collection cups and an automatic pipetting device designed to transfer urine from collection cups into standard clinical laboratory tubes.

     "STAND ALONE" shall mean an instrument which is designed and sold primarily to conduct the test or combination of tests described in the definition of the instrument and not bundled with or generally sold or marketed with significant additional features or incorporated into another instrument.

     "TECHNOLOGY LICENSE AGREEMENT" shall mean the Technology License Agreement dated as of September 29, 1995 between IRIS and PSI, as amended, modified or supplemented from time to time.

     "TOA" shall mean TOA Medical Electronics Co., Ltd., a Japanese corporation.

     "TOA RESTRUCTURING AGREEMENTS" shall mean the following agreements between TOA and IRIS dated as of July 15, 1988: (i) Restructuring Agreement, (ii) Amended and Restated Distribution Agreement, (iii) License Agreement and (iv) Security Agreement and Collateral Assignment.

     "UNITS" shall mean the units described in the Offering Memorandum, each consisting of two thousand shares of PSI Common Stock and a warrant to purchase four thousand shares of IRIS Common Stock.

     "URINE SEDIMENT ANALYZER" means a Stand Alone instrument for automatically conducting the microscopic portion of a urinalysis only through a slide-based microscope but will not include a complete urinalysis work station or any other part of a complete urinalysis.

     "WORKPLAN AND BUDGET" shall mean the workplan and budget for Research and Development to be provided by IRIS to PSI for the duration of the Development Agreement in accordance with Section 1.1.1 thereof.